Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 19, 2005, relating to the consolidated financial statements and financial statement schedule of First Avenue Networks, Inc., appearing in the Annual Report on Form 10-K of First Avenue Networks, Inc. for the years ended December 31, 2004 and 2003 and of our report dated January 7, 2005, except as to the acquisition date of Teligent, Inc. which was effective as of January 14, 2005, relating to the statement of assets acquired and liabilities assumed of certain operating assets previously used by Teligent, Inc. as of September 30, 2004 and the related statements of revenue and direct expenses for the nine months ended September 30, 2004 and the twelve months ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KBA GROUP LLP

KBA GROUP LLP

Dallas, Texas

May 6, 2005